Exhibit 99.1
Franklin Bank Corp. Appoints Alan E. Master Chief Executive Officer
HOUSTON, August 28, 2008 (PRIME NEWSWIRE) — Franklin Bank Corp. (Nasdaq:FBTX) (AMEX:FBK-P.LF) (“Franklin”) announced that Alan E. Master, President and a director of Franklin, has been appointed Chief Executive Officer of Franklin. Mr. Master has been a director of Franklin and Franklin’s wholly owned subsidiary, Franklin Bank, S.S.B. (the “Bank”), since April 2002, and was appointed President of Franklin in May 2008. In connection with the appointment of Mr. Master as Chief Executive Officer, Mr. Lewis S. Ranieri resigned his position as interim Chief Executive Officer, which he had held since May 2008. Mr. Ranieri currently serves as Chairman of the Board of Franklin and as a member of the board of directors of the Bank. Mr. Ranieri will continue his service as Chairman of the Board of Franklin.
Mr. Master has more than 40 years of experience in the financial services industry, including, among other positions, as President and Chief Executive Officer of The Master Group, which specializes in financial services consulting, from 1991 to present.
Mr. Ranieri said “I am pleased that Alan Master has become Chief Executive Officer of Franklin. Alan’s appointment permits me, as Chairman, to devote my time to Franklin’s continuing efforts to raise additional capital for use in the Bank’s operations.”
Corporate Overview
Franklin, headquartered in Houston, Texas, was formed in April 2002. Franklin’s common stock initiated trading on The NASDAQ Stock Market (the “Nasdaq”) in December 2003 under the ticker symbol FBTX. In May 2006, Franklin raised additional capital through an offering of its Series A Non-Cumulative Perpetual Preferred Stock that is now trading on The American Stock Exchange (“AMEX”) under the ticker symbol FBK-P.LF.
Through the Bank, Franklin offers a wide variety of commercial products that allows it to serve customers in communities, as well as on a national basis. The Bank focuses on providing high-quality personalized service through its “trusted financial advisors” and strives to meet all of the financial needs of its customers. In addition to various deposit and loan products, the Bank offers retail brokerage services. For more information, you can visit its website at http://www.bankfranklin.com. The Bank is FDIC insured and an equal housing lender.
Forward Looking Statements
This announcement includes forward-looking statements. These forward-looking statements include comments with respect to the goals, objectives, expectations, strategies, and the results of Franklin’s operations and business. However, by their nature, these forward-looking statements involve numerous assumptions, uncertainties and opportunities, both general and specific. The risk exists that these statements may not be fulfilled. Franklin does not undertake, and hereby disclaims, any duty to update these forward-looking statements even though the situation and circumstances may change in the future. You are cautioned not to place undue reliance on these forward-looking statements as a number of factors could cause future results to differ materially from these statements.

Forward-looking statements may be influenced in particular by factors such as fluctuations in interest rates and stock indices, the effects of competition in the areas in which Franklin operates, and changes in economic, political, regulatory and technological conditions, including continuation for a prolonged period of current conditions in the housing, mortgage and credit markets. Other specific risks related to Franklin include the following: the result of the Bank’s regulatory examinations, the results of the final audit of Franklin’s financial statements for 2007; Franklin’s ability to effectively implement the recommendations of its Audit Committee arising out of the Audit Committee’s previously disclosed investigation; the actions of Nasdaq and the AMEX concerning the continued listing of Franklin’s securities for trading on such exchanges, and the actions of other regulatory agencies which may be taken in response to the Audit Committee’s investigation and the findings thereof; potential inability to successfully implement its growth business strategy; the integration of businesses that may be acquired; Franklin’s limited operating history; the potential unavailability of external financing; reliance on brokered deposits; the geographic concentration of its business, commercial real estate and consumer loan portfolios, including a significant concentration in California; the potential unavailability of single family loans for bulk purchase; the portion of the single family loan portfolio that is less than one year old; fraud and negligence by loan applicants and others with whom Franklin does business; credit risk associated with smaller borrowers in its mortgage banker finance operation; the effect of changes in the extensive regulatory scheme to which Franklin or the Bank is subject; the possibility that allowance for credit losses may be insufficient to cover actual losses; interruption in or breach of the information systems; the potential inability to obtain the third-party information services on which it relies; and environmental risks associated with foreclosure on real estate properties. Franklin cautions that the foregoing list is not exhaustive. Investors should carefully consider the aforementioned factors as well as other uncertainties and events.
Contact: Andy Black at (713) 339-8999.